Exhibit 99.1

October 27, 2015
To Our Members:
I am pleased to announce that, for the second time this year, the Board of Directors of the Federal Home Loan Bank of Chicago (Bank) has increased the dividend declared per share on Class B1 activity-based capital stock (activity stock) by 25 basis points from 2.25% to 2.50%. With this action, the Board continues and enhances the practice of rewarding members that use the Bank’s advances and support the financial health of the entire cooperative. The Board has also implemented changes, as described below, that provide access to the higher dividend to most borrowing members. The Board maintained the dividend level declared in previous quarters this year for Class B2 membership-based capital stock (membership stock) at 0.50%.
In addition, the Bank expects to report net income of $72 million for the third quarter of 2015 when we file our Form 10-Q with the Securities and Exchange Commission next month. To read the dividend details as well as the Bank’s preliminary and unaudited financial results, click here.

Enhancing Your Return on Membership
Also in the third quarter, the Board implemented the Second Amended and Restated Capital Plan, which increases your return on activity with the Bank. This Capital Plan became effective October 1, 2015. It significantly reduced the threshold for the automatic conversion of membership stock to activity stock. Instead of $5 million, the threshold is now $10,000. Using this lower threshold, a member that borrows more than $200,000 at a 5% activity stock requirement has a lower net cost of borrowing due to the higher dividend paid on activity stock.
As a result of this change, more than 99% of the Bank’s borrowing members held more activity stock on October 1. You will see the benefit when the Bank pays the fourth quarter 2015 dividend, which is expected to be in February 2016. If you’d like to learn more about the new Capital Plan, please click here to read the letter that was emailed to members in August that includes a copy of the Capital Plan; click here to read frequently asked questions and answers.
More Mortgage Partnership Finance® (MPF®) Solutions
Providing you with access to the secondary mortgage market remains one of our top priorities as well. We are working on a servicing released enhancement to the new MPF Government MBS product, which is designed to provide you with additional flexibility to enhance your competitiveness and support homeownership in your communities. Whether you choose servicing released or servicing retained, the MPF Government MBS offers attractive pricing, which you can pass on to your borrowers.
This summer we rolled out MPF Direct, which has a single-family loan limit of $1.5 million. We also reintroduced three MPF products-MPF Original, MPF 125, and MPF 35-that allow you to earn higher fee income for sharing the credit risk of conventional, conforming loans while we manage the liquidity, interest rate, and prepayment risks. With all of these products, we are striving to help you meet the different mortgage needs of the borrowers in your community.

Providing a Reliable Source of Liquidity
We continue to monitor the political uncertainty in Washington, D.C. At the beginning of the fourth quarter we started building our liquidity position and extending our terms so that we can meet your funding requests during all political and economic scenarios. For more than 82 years, your Federal Home Loan Bank has been a reliable source of liquidity, and we remain committed to that standard.
The changes to our Capital Plan and additions to the MPF Program are intended to enhance the value of your membership, and we will continue to explore ways to increase this value. We are your member-focused Bank dedicated to supporting you and the communities you serve. As always, thank you for your membership in-and for using-the Federal Home Loan Bank of Chicago.
Best regards,
Matt Feldman
President and CEO

This letter contains forward-looking statements which are based upon our current expectations and speak only as of the date hereof. These statements may use forward-looking terms, such as “anticipates,” “believes,” “expects,” “could,” “plans,” “estimates,” “may,” “should,” “will,” or their negatives or other variations on these terms. We caution that, by their nature, forward-looking statements involve risk or uncertainty, that actual results could differ materially from those expressed or implied in these forward-looking statements, and that actual events could affect the extent to which a particular objective, projection, estimate, or prediction is realized. These forward-looking statements involve risks and uncertainties including, but not limited to, instability in the credit and debt markets, economic conditions (including effects on, among other things, mortgage-backed securities), changes in mortgage interest rates and prepayment speeds on mortgage assets, our ability to successfully execute our business model and to pay future dividends (including enhanced dividends on activity-based capital stock), our ability to implement new products, our ability to meet required conditions to repurchase or redeem excess capital stock from our members, including maintaining compliance with our minimum regulatory capital requirements and determining our financial condition is sound enough to support such repurchases and redemptions, and the risk factors set forth in our periodic filings with the Securities and Exchange Commission, which are available on our website at www.fhlbc.com. We assume no obligation to update any forward-looking statements made in this letter. "Mortgage Partnership Finance" and “MPF” are registered trademarks of the Federal Home Loan Bank of Chicago.

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Third Quarter 2015 Dividend
On October 27, 2015, the Board of Directors of the Federal Home Loan Bank of Chicago (Bank) declared a cash dividend for both the average Class B1 activity-based capital stock (activity stock) and average Class B2 membership-based capital stock (membership stock), based on the Bank’s preliminary financial results for the third quarter of 2015.
The dividend declared per share of Class B1 activity stock is at an annualized rate of 2.50%, an increase of 25 basis points from the previous quarter. The dividend declared per share of Class B2 membership stock is at an annualized rate of 0.50%. The actual effective combined dividend rate on the total stock held by each member will depend on its level of activity with the Bank during the third quarter and the relative number of shares of membership and activity stock. The dividend will be paid by crediting your account on November 12, 2015.
The Board of Directors is paying a higher dividend per share on Class B1 activity stock than on Class B2 membership stock to recognize members that use the Bank’s advances; this activity contributes to the overall health of the entire cooperative. The higher dividend, in effect, lowers your cost of doing business with the Bank.
Third Quarter 2015 Financial Highlights
The results discussed here are preliminary and unaudited. Please refer to the Condensed
Statements of Income and Statements of Condition on the next page. We expect to file our third quarter 2015 Form 10-Q with the Securities and Exchange Commission next month. You will be able to access it on our website, www.fhlbc.com, or through the SEC’s reporting website.

•	We recorded net income of $72 million for the third quarter of 2015, down from $110 million in the third quarter of 2014.

•	Net interest income for the third quarter of 2015 was $121 million, down from $140 million for the third quarter of 2014 as our investment and MPF Loan portfolios continued to pay down.

•	Noninterest gain (loss) for the third quarter of 2015 was ($6 million), down from a gain of $11 million for the third quarter of 2014 as hedging costs returned to more historically normalized levels.

•	Total investment securities declined $3.1 billion from $27.3 billion at December 31, 2014, to $24.2 billion at September 30, 2015, as the investments portfolio continued to pay down.

•	Advances outstanding increased $2.5 billion to $35.0 billion at September 30, 2015, up from $32.5 billion at December 31, 2014.

•	Total assets decreased $2.0 billion to $69.8 billion at September 30, 2015, down from $71.8 billion at December 31, 2014.

•	We reached over $2.6 billion in retained earnings at September 30, 2015.

•	We remained in compliance with all of our regulatory capital requirements as of September 30, 2015.

Condensed Statements of Condition
(Dollars in millions)
(Preliminary and Unaudited)
	September 30, 2015	December 31, 2014	Change
Cash and due from banks, interest bearing deposits, Federal Funds sold, and securities purchased under agreement to resell	$5,286	$5,827	(9)%
Investment securities	24,203	27,260	(11)%
Advances	35,044	32,485	8%
MPF Loans held in portfolio, net	5,079	6,057	(16)%
Other	212	212	—%
Total assets	$69,824	$71,841	(3)%

Consolidated obligation discount notes	$37,290	$31,054	20%
Consolidated obligation bonds	26,062	34,251	(24)%
Subordinated notes	944	944	—%
Other	955	1,067	(10)%
Total liabilities	65,251	67,316	(3)%

Capital stock	1,892	1,902	(1)%
Retained earnings	2,640	2,406	10%
Accumulated other comprehensive income	41	217	(81)%
Total capital	4,573	4,525	1%
Total liabilities and capital	$69,824	$71,841	(3)%

Condensed Statements of Income
(Dollars in millions)
(Preliminary and Unaudited)
	For the three months ended September 30,			For the year to date ended September 30,
	2015	2014	Change	2015	2014	Change
Interest income	$304	$333	(9)%	$934	$1,033	(10)%
Interest expense	(182)	(195)	(7)%	(561)	(649)	(14)%
Reversal of (provision for) credit losses	(1)	2	(150)%	(5)	8	(163)%
Net interest income	121	140	(14)%	368	392	(6)%
Noninterest gain (loss)	(6)	11	(155)%	13	14	(7)%
Noninterest expense	(35)	(28)	25%	(101)	(89)	13%
Affordable Housing Program assessment	(8)	(13)	(38)%	(28)	(32)	(13)%
Net income	$72	$110	(35)%	$252	$285	(12)%

Net yield on interest-earning assets	0.72%	0.79%	(0.07)%	0.71%	0.73%	(0.02)%

This publication contains forward-looking statements which are based upon our current expectations and speak only as of the date hereof. These statements may use forward-looking terms, such as “anticipates,” “believes,” “expects,” “could,” “plans,” “estimates,” “may,” “should,” “will,” or their negatives or other variations on these terms. We caution that, by their nature, forward-looking statements involve risk or uncertainty, that actual results could differ materially from those expressed or implied in these forward-looking statements, and that actual events could affect the extent to which a particular objective, projection, estimate, or prediction is realized. These forward-looking statements involve risks and uncertainties including, but not limited to, instability in the credit and debt markets, economic conditions (including effects on, among other things, mortgage-backed securities), changes in mortgage interest rates and prepayment speeds on mortgage assets, our ability to successfully transition to a new business model and to pay future dividends (including enhanced dividends on activity-based capital stock), our ability to continue to offer the Reduced Capitalization Advance Program on a monthly basis, our ability to implement new MPF products, our ability to meet required conditions to repurchase or redeem excess capital stock from our members, including maintaining compliance with our minimum regulatory capital requirements and determining our financial condition is sound enough to support such repurchases and redemptions, and the risk factors set forth in our periodic filings with the Securities and Exchange Commission, which are available on our website at www.fhlbc.com. We assume no obligation to update any forward-looking statements made in this publication. The financial results discussed in this publication are preliminary and unaudited. “Mortgage Partnership Finance” and “MPF” are registered trademarks of the Federal Home Loan Bank of Chicago.